UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington , D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 22 nd, 2007

(Date of earliest event reported)

TELOMOLECULAR CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52303	20-4094917
(State of Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10933 Trade Center Dr., Ste 102, Rancho Cordova, CA 95670

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number: 916-410-8681

________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30th, 2007, Dr. Timothy Rosio formally resigned from the Board of Directors of Telomolecular Corp.

Telomolecular recently discovered that Dr. Rosio plead guilty to charges of delivery of a misbranded drug and misbranding a drug held for sale in June 2007. The charges arose from Dr. Rosio’s use of a pharmaceutical alternative to Botox. This replacement pharmaceutical did not have approval for use from the Food and Drug Administration, and the charges alleged that Dr. Rosio failed to inform patients that they were being treated with an unapproved alternative to Botox. On October 18, 2007, Dr. Rosio was sentenced to pay a fine of $25,000.

Dr. Rosio has indicated that he fully cooperated with authorities in prosecuting the company that manufactured the unapproved pharmaceutical.

Telomolecular’s last amendment to its Form SB-2 filing (subsequently withdrawn), was made prior to Telomolecular’s discovery of the incident and after Dr. Rosio’s guilty plea and sentencing. The initial SB-2 filing, as well as Telomolecular’s filing on Form 10SB, were made prior to the date Dr. Rosio became a member of the Board of Directors. Prior to making such filings with the Securities and Exchange Commission, Dr. Rosio had not informed Telomolecular that any such proceedings were pending and Telomolecular had no knowledge of such proceedings.

Upon discovery of Mr. Rosio’s guilty plea, Telomolecular requested that Dr. Rosio resign from the Board of Directors, and Dr. Rosio submitted his written resignation on November 30th, 2007. Dr. Rosio was also removed from Telomolecular’s advisory board.

According to Telomolecular Chief Executive Officer, “We are sad to see Dr. Rosio resign. It seems to me that there were a number of unfortunate events that lead to this complicated problem. Dr. Rosio is a known philanthropist who was recently recognized by an award from the office of the White House for his outstanding civic service to the community. He often travels to third world countries to provide free cosmetic reconstructive service to impoverished children with disfiguring birth defects. We wish Dr. Rosio the best and want to note the great number of remarkable and good things Dr. Rosio does on an almost daily basis.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TELOMOLECULAR CORP.

Date: January 23rd, 2007	By:	/s/ Matthew Sarad
Matthew Sarad President and Chief Executive Officer